INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2020
New licensing drives 15% year-over-year increase in recurring revenue
WILMINGTON, DE. - August 6, 2020 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the second quarter ended June 30, 2020.
Second Quarter 2020 Financial Highlights

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Second quarter 2020 recurring revenue was $85.2 million, compared to recurring revenue of $74.4 million in second quarter 2019, a 15% increase. This increase was driven by new patent license agreements signed over the last twelve months, including with Huawei and ZTE. Second quarter 2020 total revenue was $104.5 million, compared to $75.6 million in second quarter 2019. The increase was primarily driven by the signing of a new fixed-fee patent license agreement with Huawei in second quarter 2020.

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Second quarter 2020 operating expenses were $72.6 million, compared to $66.7 million in second quarter 2019. Second quarter 2020 included one-time charges of approximately $2.9 million primarily related to increased performance-based compensation. Intellectual property enforcement costs of $6.9 million, an increase of $2.4 million compared to second quarter 2019, driven by litigations with Lenovo and Xiaomi that we initiated in second half 2019 and July 2020, respectively.

•	Second quarter 2020 net income[1] was $22.3 million, or $0.72 per diluted share compared to net income of $7.7 million, or $0.24 per diluted share, in second quarter 2019.
“Delivering double-digit revenue growth in a quarter marked by a global pandemic clearly has demonstrated the incredible strength and stability of our business and our ability to execute. That resilience, backed by a strong balance sheet, allows us to remain focused on our long-term strategic priorities and combined opportunities in wireless and consumer electronics licensing,” said William J. Merritt, President and CEO of InterDigital. “In light of the pandemic, our focus also remains on the well-being of our employees and the safety of our communities, whom we have supported through the donation of PPEs, as well as monetary donations.”
Additional Highlights

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In second quarter 2020, the company recorded $69.8 million of cash provided by operating activities, compared to $22.7 million of cash used in operating activities in second quarter 2019. The company generated $60.0 million of free cash flow[2] in second quarter 2020, compared to $33.4 million of free cash flow used in second quarter 2019. The increase in free cash flow was largely driven by cash receipts from recently signed patent license agreements, a portion of which relates to future periods. Ending cash and short-term investments as of June 30, 2020 totaled $839.2 million.

•	In second quarter 2020, the company recognized a tax expense of $5.1 million compared to $5.0 million in second quarter 2019.

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Considering the pandemic, currently the company remains in a virtual work environment, with no significant impact on research, licensing, or other activities. Given that limited impact and based on public authority guidance, the company is taking a cautious approach to reopening its facilities, with partial test re-openings planned during the third quarter.

Conference Call Information
InterDigital will host a conference call on Thursday, August 6, 2020 at 10:00 a.m. Eastern Time to discuss its second quarter 2020 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call +1 (800) 353-6461 within the United States and Canada or +1 (334) 323-0501 from outside the United States and Canada. Please call by 9:50 a.m. ET on August 6th and give the operator conference ID number 4507742.
An Internet replay of the conference call will be available on InterDigital’s website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET August 6th through 1:00 p.m. ET August 11th. To access the recorded replay, call +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 4507742.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to remain focused on our long-term strategic priorities during the ongoing COVID-19 pandemic.  Words such as as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “see,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on the company of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) difficulties or delays in integrating the Technicolor patent licensing business; (x) failure to accurately forecast the long-term value and costs of the Technicolor business or of certain assets acquired in the transaction; (xi) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xii) changes or inaccuracies in market projections; (xiii) the potential effects that the ongoing COVID-19 pandemic could have on our financial position, results of operations and cash flows; and (xiv) changes in the company’s business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
REVENUES:
Variable patent royalty revenue	$4,597	$8,594	$10,543	$17,874
Fixed-fee royalty revenue	77,338	63,736	143,685	126,609
Current patent royalties	81,935	72,330	154,228	144,483
Non-current patent royalties	19,249	1,237	19,954	(4,538)
Total patent royalties	101,184	73,567	174,182	139,945
Patent sales	—	—	—	225
Current technology solutions revenue	3,314	2,042	6,526	4,070
	$104,498	$75,609	$180,708	$144,240
OPERATING EXPENSES:
Patent administration and licensing	38,695	37,353	78,803	73,424
Development	22,092	17,027	40,910	35,522
Selling, general and administrative	11,794	12,314	24,397	26,529
	72,581	66,694	144,110	135,475
Income from operations	31,917	8,915	36,598	8,765
INTEREST EXPENSE	(9,971)	(9,907)	(20,516)	(19,385)
OTHER INCOME, NET	3,789	12,354	9,812	15,969
Income before income taxes	25,735	11,362	25,894	5,349
INCOME TAX PROVISION	(5,144)	(4,984)	(6,964)	(3,185)
NET INCOME	$20,591	$6,378	$18,930	$2,164
Net loss attributable to noncontrolling interest	(1,660)	(1,365)	(3,437)	(2,776)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$22,251	$7,743	$22,367	$4,940
NET INCOME PER COMMON SHARE — BASIC	$0.72	$0.25	$0.73	$0.15
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,757	31,547	30,740	32,076
NET INCOME PER COMMON SHARE — DILUTED	$0.72	$0.24	$0.72	$0.15
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,045	31,776	30,982	32,366
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$0.70	$0.70

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
Income before income taxes	$25,735	$11,362	$25,894	$5,349
Taxes paid	(11,560)	(6,574)	(13,788)	(9,770)
Non-cash expenses	29,847	31,213	50,146	56,615
Change in deferred revenue	16,829	(19,331)	(22,683)	(62,754)
Increase (decrease) in operating working capital, deferred charges and other	8,904	(39,412)	3,301	(42,963)
Capital spending and capitalized patent costs	(9,761)	(10,637)	(17,620)	(20,702)
FREE CASH FLOW	59,994	(33,379)	25,250	(74,225)

Proceeds from noncontrolling interest	—	—	—	10,333
Dividends paid	(10,762)	(11,160)	(21,509)	(22,789)
Taxes withheld upon vesting of restricted stock units	(755)	(40)	(1,480)	(4,137)
Payments on long-term debt	—	(221,091)	(94,909)	(221,091)
Proceeds from issuance of convertible senior notes	—	400,000	—	400,000
Purchase of convertible bond hedge	—	(72,000)	—	(72,000)
Payment for warrant unwind	—	(4,184)	—	(4,184)
Prepayment penalty on long-term debt	—	(10,763)	—	(10,763)
Proceeds from hedge unwind	—	9,038	—	9,038
Proceeds from issuance of warrants	—	47,600	—	47,600
Payments of debt issuance costs	—	(7,300)	—	(7,300)
Repurchase of common stock	—	(62,283)	(349)	(171,269)
Net proceeds from exercise of stock options	1,014	—	1,792	2
Unrealized gain (loss) on short-term investments	1,909	1,769	1,135	3,952
NET INCREASE (DECREASE) IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$51,400	$36,207	$(90,070)	$(116,833)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	JUNE 30, 2020	DECEMBER 31, 2019
ASSETS
Cash & short-term investments	$839,245	$924,695
Accounts receivable (net)	19,380	28,272
Other current assets	62,387	63,365
Property & equipment and patents (net)	459,112	446,556
Other long-term assets (net)	158,641	149,194
TOTAL ASSETS	$1,538,765	$1,612,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$94,170
Accounts payable, accrued liabilities, taxes payable & dividends payable	62,402	64,734
Current deferred revenue	141,528	146,654
Long-term deferred revenue	139,396	123,653
Long-term debt & other long-term liabilities	404,733	396,590
TOTAL LIABILITIES	748,059	825,801
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	769,419	761,557
Noncontrolling interest	21,287	24,724
TOTAL EQUITY	790,706	786,281
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,538,765	$1,612,082

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$69,755	$(22,742)	$42,870	$(53,523)
Purchases of property, equipment, & technology licenses	(2,168)	(1,278)	(3,771)	(2,862)
Capitalized patent costs	(7,593)	(9,359)	(13,849)	(17,840)
Free cash flow	$59,994	$(33,379)	$25,250	$(74,225)

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (302) 300-1857